Baker&Hostetler LLP

3200 National City Center
1900 East 9th Street
Cleveland, OH 44114-3485

T 216.621.0200
F 216.696.0740
www.bakerlaw.com
May 31, 2013

Ladies and Gentlemen,

We have acted as counsel for Associated Estates Realty Corporation, an Ohio corporation (the “Company”), in connection with the issuance of up to 6,500,000 common shares, without par value (the “Common Shares”), of the Company pursuant to (i) the Underwriting Agreement, dated May 29, 2013 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets, Inc., (“Citigroup”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, (“Merrill Lynch”), and Wells Fargo Securities, LLC, (“Wells Fargo”), as representatives of the several underwriters named therein (the “Underwriters”), (ii) the letter agreement dated the date hereof between the Company and Citibank, N. A., acting through Citigroup, as agent, (iii) the letter agreement dated the date hereof between the Company and Bank of America, N.A., acting through Merrill Lynch, as agent, and (iv) the letter agreement dated the date hereof between the Company and Wells Fargo Bank, National Association, acting through Wells Fargo as agent (each such letter agreement, a “Forward Agreement” and, together, the “Forward Agreements).
We have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents.
Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Common Shares, when issued by the Company and delivered pursuant to the terms of the Underwriting Agreement or the Forward Agreements against payment of the consideration therefor as provided therein, as applicable, will be validly issued, fully paid and nonassessable.
In rendering the opinion above, we have assumed that the resolutions authorizing the Company to issue and deliver the Common Shares pursuant to the Underwriting Agreement or the Forward Agreements will be in full force and effect at all times at which the Common Shares are issued and delivered by the Company.

Cincinnati Cleveland Columbus Costa Mesa Denver Houston Los Angeles New York Orlando Washington, DC

The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (No. 333-187885) (the “Registration Statement”) filed by the Company to effect registration of the Common Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker & Hostetler LLP
Baker & Hostetler LLP